Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, January 15, 2014

VICTORY ELECTRONIC CIGARETTES CORPORATION
COMPLETES ACQUISITON OF VAPESTICK®,
ONE OF EUROPE’S LEADING E-CIG COMPANIES

SPRING LAKE, MICHIGAN, January 15, 2014 – Victory Electronic Cigarettes Corporation (OTCQB: ECIG), the emerging leader in the electronic cigarette industry announced today the completion of the VAPESTICK® acquisition.  This acquisition represents a significant step in Victory’s ongoing global market consolidation strategy.

In mid-December, Victory announced that it had reached a definitive agreement to acquire VAPESTICK®, one of the leading electronic cigarette companies in Europe for $70 million through a combination of cash and stock.  The VAPESTICK® brand is well known for its superior quality, distinctive styling and iconic brand imagery and has built an excellent distribution platform on which to accelerate the expansion of both the VAPESTICK® and Victory brands throughout Western, Central, and Eastern Europe.

UK-based VAPESTICK® was launched in 2010 by co-founders Michael Clapper and Michiel Carmel and achieved unprecedented success in a very short period of time to become one of Europe’s leading brands.  The VAPESTICK® brand has garnered distribution in major Western European Markets and major UK retailers including Tesco, WH Smith, Costco, Harrods of London, and others.  Mr. Clapper will be assuming the expanding role of President International for Victory and Mr. Carmel will be assuming broader operational responsibilities in the European Group.

Michael Clapper has an outstanding record of success in both financial products and FMCG, specializing in multi-channel marketing and distribution, start-ups, brand building, and e-commerce.  Michael was voted 'Business Leader of the Year' at the British Mortgage Awards, prior to founding VAPESTICK®, and is now recognized as a voice of the electronic cigarette industry in Europe and is a regular commentator on UK radio and television, and sits on the board of the European Electronic Cigarette Trade Association, ECITA.

Michael Clapper noted, “Everyone at VAPESTICK® is delighted to be joining Victory, with its world-class management team, powerful financial structure and focused plans to consolidate the global electronic cigarette industry.   The ECIG category is highly disruptive and is growing fast at the expense of the $720 billion dollar tobacco category.  In taking this step with Victory, we are ensuring that we have first mover advantage and the ability to capitalize on the vast number of opportunities now presenting themselves.”

Brent Willis, Chairman and CEO of Victory Electronic Cigarettes and former CCO at InBev and Division President at The Coca-Cola Company commented, “We are excited about the closing of the VAPESTICK® acquisition, the first of a number of planned acquisitions worldwide. The addition of the VAPESTICK® organization to the team is a welcome addition.  They are a very capable group with an outstanding leader in Michael Clapper, and the distribution platform that the team has developed will be an excellent springboard for further growth and expansion across Europe.”

About VAPESTICK™
VAPESTICK® is one of Europe’s leading brands of premium electronic cigarettes, founded in 2010 by co-founders Michael Clapper and Michiel Carmel.   With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK® has grown to become one of the most recognized brands in the market and currently sells its products both online www.vapestick.co.uk and through thousands of retail outlets across UK and Europe, including Tesco, Costco, Harrods and WHSmith. VAPESTICK® was recently ranked number one in consistency and product delivery of all leading UK brands in an independent study initiated by the UK’s Department of Health. The business is a founding board member of ECITA (European Electronic Cigarette Industry Trade Association).

About Victory
Victory Electronic Cigarettes is dedicated to providing a cleaner and healthier alternative to smoking for all, and intends to empower smokers to regain their freedom. Victory is one of the leading companies in this rapidly emerging and fast-growing market.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands. Recently public, Victory's experienced management team is positioned to leverage its differentiated portfolio, distinct go-to-market approach, and low-cost infrastructure to accelerate growth and drive significant value for its shareholders.  The Company owns a range of brands for different markets and customers, has applied for patents on breakthrough technology, and operates the website www.victoryecigs.com.

Safe Harbor Disclosure
This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, as Victory has not achieve profitability; risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:
James Palczynski
Partner, ICR, Inc.
Tel: 203.682.8229
Email: jp@icrinc.com
www.victoryecigs.com
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